                       SCHEDULE 14A INFORMATION SECURITIES

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Soliciting Material Pursuant to
[_]  CONFIDENTIAL, FOR USE OF THE             (S)240.14a-11(c) or (S)240.14a-12
     COMMISSION ONLY (AS PERMITTED
     BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

Notes:

                                     [LOGO]

                    Notice of Annual Meeting of Stockholders

                          to be held February 28, 2002

                                -----------------

         NOTICE IS HEREBY GIVEN that the rescheduled 2001 Annual Meeting of Stockholders of Cybernet Internet Services International, Inc., a Delaware corporation ("Cybernet" or "Company"), will be held at the Kuenstlerhaus Muenchen, Lenbachplatz 8, Munich, Germany, on February 28, 2002, at 11:00 a.m., local time, for the following purposes:

         (1) To elect a Class B Director to serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders and to elect 2 Class C Directors to serve for a three-year term expiring at the 2004 Annual Meeting of Stockholders.

         (2)    To approve the Cybernet 1998 Stock Incentive Plan.

         (3) To ratify the appointment of Ernst & Young Deutsche Allgemeine Treuhand AG as corporate auditors for the 2000 and 2001 fiscal years.

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Your Board of Directors unanimously recommends that you vote "FOR" Proposals Nos. 1, 2 and 3. Only stockholders of record at the close of business on January 9, 2002 will be entitled to notice of, and to vote at, the Annual Meeting.

                                        By Order of the
                                        Board of Directors

                                        /s/ Andreas Eder

                                        Andreas Eder
                                        President, Chief Executive Officer and
                                        Chairman of the Board

         Munich, Germany
         January 11, 2002

Your Board strongly opposes the proxy solicitation by MFC. We urge you NOT to
                                                                       ---
sign any yellow proxy card sent to you by MFC Bancorp Ltd. and to sign and return the WHITE proxy card contained herewith.

If you have previously signed and returned the yellow proxy card, you have every right to change your mind and revoke your proxy by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided and to mark the "FOR" boxes on the card.

Regardless of the number of shares you own, your proxy is important. Please act today.

PGFM Working Draft

                                     [LOGO]

                 Cybernet Internet Services International, Inc.
                            Stefan-George-Ring 19-23
                              81929 Munich, Germany

Dear Fellow Stockholders:

         Your Board of Directors would like to invite you to attend the rescheduled 2001 Annual Meeting of Stockholders of Cybernet Internet Services International, Inc., a Delaware Corporation ("Cybernet" or "Company"), to be held at the Kuenstlerhaus Muenchen, Lenbachplatz 8, Munich, Germany, on February 28, 2001, at 11:00 a.m., local time. A Notice of Annual Meeting, a Proxy Statement, and a Proxy containing information about the matters to be acted upon at the annual meeting are enclosed.

         At the Annual Meeting, you will be asked to (i) elect a Class B Director of Cybernet to serve until the 2003 Annual Meeting of Stockholders and elect 2 Class C Directors of Cybernet to serve until the 2004 Annual Meeting of Stockholders; (ii) approve the Cybernet 1998 Stock Incentive Plan; and (iii) ratify the appointment of Ernst & Young Deutsche Allgemeine Treuhand AG as corporate auditors for the 2000 and 2001 fiscal years.

         Your Board has fixed January 9, 2002 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. The formal notice of the meeting follows on the next page. Certain of the Company's directors and officers are scheduled to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.

         We want to alert you that MFC Bancorp Ltd. ("MFC") has acquired voting control of shares held by two dissident minority stockholders, and is intending to seize control of your Company by starting a proxy solicitation to remove one-half of your Board and appoint its own hand-picked nominees as new directors. If the slate of directors nominated by MFC is elected, it may constitute a "change of control" under your Company's bond indentures relating to bonds with total outstanding principal of approximately $160,000,000. A change of control may trigger an acceleration of the bonds which could result in the bankruptcy of your Company.

         Your Board believes that MFC and its nominees have proposed no or at best an ill-informed business proposition that will fail to deliver stockholder value. In addition, given MFC's peculiar and suspect actions leading up to its proxy solicitation, its refusal to answer legitimate and reasonable questions by your Board and the numerous serious allegations lodged against MFC for securities fraud violations, self-dealing and "looting" of corporations (as described in the enclosed proxy statement), your Board has substantial doubts that MFC has any long-term commitment to the Company.

         Your Board is working to complete a business plan designed to assist the Company in weathering the current significant downturn in the telecommunications industry and to position the Company to participate in the industry's recovery. Now is not the time to attempt to impose on your Company a new and questionable management team. We are opposed to MFC's solicitation and strongly urges you NOT to return any of its yellow proxy cards.

         We regret that MFC is subjecting your Company to a disruptive and costly proxy process. We assure you that your Board and management are acting and will continue to act vigorously to protect your best interests. In the meantime, you will most likely be approached by Michael Smith, Roy Zanetta, Edward Seligman or other MFC agents in an attempt to convince you to sign their yellow proxy cards. We urge you NOT to sign the YELLOW proxy card or other materials you may receive from MFC and its agents without first reading your Company's enclosed proxy materials.

         As your Board, we will work to provide you with the information you need to make an informed decision in response to MFC's attempts to seize control. We will keep you updated as further information becomes available. On behalf of your Board of Directors, I thank you for your interest and continued support.

         It is very important that your views be represented, whether or not you are able to attend the annual meeting. Accordingly, please complete, sign and date your enclosed WHITE proxy card and return it to us in the enclosed envelope as soon as possible. Returning your completed proxy card will not limit your right to vote in person if you attend the annual meeting.

                                             Sincerely,


                                             [LOGO]


                                             Andreas Eder
                                             President, Chief Executive Officer
                                             and Chairman of the Board

Munich, Germany
January 11, 2002

Your Board strongly opposes the proxy solicitation by MFC. We urge you not to sign any yellow proxy card sent to you by MFC and Ventegis Capital AG and to sign and return the WHITE proxy card contained herewith.

If you have previously signed and returned the yellow proxy card, you have every right to change your mind and revoke your proxy by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided and to mark the "FOR" boxes on the card.

Regardless of the number of shares you own, your proxy is important. Please act today.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                            Stefan-George-Ring 19-23
                              81929 Munich, Germany

                                ________________

             PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

                                ________________

     The enclosed proxy is solicited by the Board of Directors of Cybernet Internet Services International, Inc., a Delaware corporation ("we" or
                                                                --
"Company"), in connection with the rescheduled 2001 Annual Meeting of
 -------
Stockholders to be held at the Kuenstlerhaus Muenchen, Lenbachplatz 8, Munich, Germany, on February 28, 2002, at 11:00 a.m., local time, or any adjournment thereof (the "Annual Meeting"). The Company's Annual Report to Stockholders for
              --------------
the fiscal year ended December 31, 2000 accompanies this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card were first sent or given to stockholders of the Company on or about January 11, 2002.

                    INFORMATION REGARDING THE ANNUAL MEETING

Proposals

     At the Annual Meeting, our stockholders will be asked:

     (1) To elect a Class B Director to serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders and to elect 2 Class C Directors to serve for a three-year term expiring at the 2004 Annual Meeting of Stockholders.

     (2) To approve the Cybernet 1998 Stock Incentive Plan.

     (3) To ratify the appointment of Ernst & Young Deutsche Allgemeine Treuhand AG as corporate auditors for the 2000 and 2001 fiscal years.

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Annual Meeting is very important to all of our stockholders in light of an attempt by MFC Bancorp Ltd. ("MFC") to replace one-half of the members of
                                    ---
your Board. Your Board unanimously recommends that you reject MFC's nominees and vote "FOR" the election of your Board's nominees on the enclosed WHITE proxy card. We urge you not to vote for any individuals nominated by MFC.

     If you have previously signed a yellow proxy card sent to you by MFC, you can revoke that proxy by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

Record Date and Quorum

     Holders of record of the Company's Common Stock, par value $.001 per share (the "Common Stock") as of the close of business on January 9, 2002 will be
      ------------
entitled to vote at the Annual Meeting, and each holder of record of Common Stock on such date will be entitled to one vote for each share of Common Stock. As of January 9, 2002, there were approximately [26,535,627] shares of Common Stock outstanding held by approximately [139] stockholders of record.

     The by-laws of the Company (the "By-Laws") provide that 40% of the
                                      -------
outstanding shares of Common Stock be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

Vote Required

     The nominees for election as Class B Director and Class C Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock, present in person or by proxy and actually voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the Class B Director nominee and Class C Director nominees. A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their banks or brokers. Votes cast by proxy or in person at the Annual Meeting will be tabulated by one or more inspectors of election appointed by our Board of Directors. These inspectors of election will also determine whether a quorum is present for the transaction of business.

Proxies

     All properly executed proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, our stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. With regard to other proposals,, our stockholders may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or may abstain from voting on any or all proposals. Stockholders should specify their respective choices on the accompanying proxy card.

     If no specific instructions are given with regard to the matters to be voted upon, the shares of common stock represented by a signed proxy card will be vote "FOR" Proposals Nos. 1, 2 and 3 listed on the proxy card or may be used to adjourn or postpone the Annual Meeting, subject to applicable laws, regulations and court orders. If any other matters properly come before the Annual Meeting of which we had not received notice a reasonable time before we began mailing this proxy statement and the accompanying proxy card, the persons named as proxies will vote upon such matters according to their judgment.

Revocation of Proxies

     Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Andreas Eder, President, Chief Executive Officer and

Chairman of the Board, at the address shown above, or by executing and delivering prior to the Annual Meeting a proxy bearing a later date. Any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting his or her shares of Common Stock in person.

Solicitation of Proxies

     Proxies will initially be solicited by us by mail, but directors, officers and regular fill time, management level employees may solicit proxies from stockholders personally or by telephone, facsimile, advertisement or the Internet. Such directors, officers and employees will not receive any additional compensation for such solicitation. We will also request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and will reimburse such persons for their reasonable expenses incurred in doing so. The total amount of fees and expenses estimated to be spent and the total expenditures to date in connection with the solicitation of stockholders are $[500,000] and $[200,000], respectively. All expenses incurred in connection with the solicitation of proxies will be borne by us.

     Your Board unanimously recommends that you vote "FOR" Proposals Nos. 1, 2 and 3.

     Our common stock is listed on the OTC Bulletin Board under the symbol "ZNET." On January 9, 2002, the closing sale price for the common stock as report on the OTC Bulletin Board was [$0.__] per share.

     Except for dollar amounts taken from the Company's financial statements contained in the Form 10-K for fiscal years ended 2000 and 1999, all dollar amounts have been converted from Deutsche Marks to U.S. Dollars at the exchange rate indicated where applicable.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file
                              ------------
reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549, and at the Securities and Exchange Commission's regional offices. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such site is: http://www.sec.gov.

                               RECENT DEVELOPMENTS

     Your Board of Directors is working towards a business plan to assist the Company in weathering the current significant downturn in the telecommunications industry and to position the Company to participate in the industry's recovery. To that end, your Board has authorized our management to evaluate structural alternatives for our business operations as a means to maximize stockholder value.

     As of November 2, 2001, MFC Bancorp Ltd. ("MFC") has acquired voting control of shares held by Holger Timm and Ventegis Capital Ag, dissident minority stockholders, and is intending to seize control of your Company by starting a proxy solicitation to remove one-half of your Board and appoint its nominees as new directors. We believe that MFC's actions with your Board and the numerous serious allegations against MFC in the public record raises substantial doubts regarding their commitment to the Company.

     On November 15, 2001, the Chancery Court of the State of Delaware granted an order ("Order") petitioned by Andreas Eder, our Chairman and CEO, that
           -----
compelled the Company to hold its adjourned 2001 annual meeting on December 4, 2001 and further ordering that the shares represented at the adjourned meeting wither in person or proxy and entitled to vote thereat shall constitute a quorum for the purpose of that meeting. Mr. Eder sought the Order in order to enfranchise you, the shareholders. On November 16, 2001, MFC filed a motion to vacate the Order, designate a new record date and order a new shareholders' meeting and order that the new meeting be valid only if their votes are represented. Your Board believes they did so with the sole and express purpose of allowing themselves another opportunity to nominate a competing slate of directors, after having foregone the opportunity to nominate directors in accordance with your Company's By-laws. On December 3, 2001, the Chancery Court vacated its November 15, 2001 Order and December 4, 2001, a quorum was not present for the meeting. Your Board has now fixed January 9, 2002 as the record date and February 28, 2002 as the meeting date. We therefore urge you to send in your proxy card or attend the Annual Meeting so that your views can be represented.

                      HOW DID CYBERNET BECOME A MFC TARGET?

     On or about September 19, 2001, MFC sent a letter to the Company advising us of its "strong interest" in providing financial services to the Company and assisting us in restructuring our outstanding debt. As explained to the Company by MFC, MFC's proposal required, among other things, that a majority of your Board of Directors resign, MFC designees be immediately installed as their replacements, and that the Company conceal MFC's proposal from one of your Board members. Your management and your Board made good faith efforts to evaluate the benefits and risks of MFC's offer and made a series of specific inquiries regarding MFC's plans in the event its proposals were accepted. MFC never responded to the specific inquiries and continued to insist that it be given control of your Board.

     On November 2, 2001, MFC acquired voting control with respect to shares held by Ventegis AG and Holger Timm, representing at the time approximately 25.9% of the Company's issued and outstanding shares. With voting control over such shares, MFC now seeks your vote to replace one-half of your Board.

     Your Board believes that this is not the time to attempt to impose on the Company a new and questionable management team that is unfamiliar to the Company's operations and our bondholders. Changing management at this critical time is a bad idea.

                   A CHANGE IN CONTROL WOULD TRIGGER A COMPANY
             OBLIGATION TO REPURCHASE ALL OF ITS OUTSTANDING NOTES,
           AN AMOUNT THAT COULD LEAD TO THE BANKRUPTCY OF THE COMPANY

     In July and August 1999, the Company issued and sold three series of notes due on 2009 ("Notes"). The total outstanding principal of the notes is now
              -----
approximately $160,000,000. The Notes trade at deep discounts to their principal amounts. Under the terms of the Notes, if MFC succeeds in electing their nominees to one-half of the seats on your Board, we would be required to offer to repurchase all of the outstanding Notes within 60 days at a minimum price of 101% of their principal amount plus accrued interest. We have been working towards a restructuring of the Notes. The amount that would be payable in 60 days far exceeds the amount of cash the Company has available, however, and is several times greater than our total market capitalization.

     All of the Notes are subject to indentures which provide that:

          Upon the occurrence of a Change in Control, the Company will make an offer to purchase all or any part (equal to $1,000 in principal amount and integral multiples thereof) of the Notes...at a price in cash...equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, thereon to the date of repurchase, plus Additional Amounts, if any, and Liquidated Damages, if any, to the date of repurchase

     A Change in Control would occur if MFC succeeds in replacing one-half of your Board with its own slate. For purposes of the Notes, a Change of Control takes place if individuals who have been members of the Board for two consecutive calendar years (or whose nomination has not been approved by two-thirds of the current Board) "cease for any reason to constitute a majority of the members of the Board of Directors then in office."

     MFC has asserted that a Change in Control could be avoided if your Board was to approve the MFC nominees. However, given MFC's peculiar and highly suspect actions leading up to its proxy solicitation, its refusal to answer legitimate and reasonable questions by your Board and the numerous serious allegations lodged against MFC in publicly available documents, your Board has substantial doubts that MFC has any long-term commitment to the Company.

     We believe that any plans MFC implements for the Company would unilaterally benefit MFC and its affiliates and place your Company at substantial risk. MFC's actions indicate quite clearly to your Board that their interests are not aligned with those of stockholders of the Company. In contrast to the MFC nominees, all of our current directors have an interest in the Company through stock ownership and negative impact on stockholder value would only adversely affect your Board's interest, as well as yours. Like our fellow stockholders, your Board and management are dedicated to protecting and enhancing the value of your investments in the Company.

                        FOUR SEPARATE LITIGATION MATTERS
                AGAINST MFC AND/OR ITS DIRECTORS, MICHAEL SMITH,
                     (ITS PRESIDENT AND CEO) AND ROY ZANATTA
                      (ITS SECRETARY) REVEAL A LONG LIST OF
                               SERIOUS ALLEGATIONS

     There are least four major litigation matters pending (and one which may have settled) against MFC and/or its directors, Michael Smith, its president and CEO, Roy Zanatta, its secretary.1 Michael Smith and Roy Zanatta are among the nominees that MFC would like to install on your Board. All of the proceedings are based on allegations of securities laws violations including failure to report or disclose material information, breach of fiduciary duty to corporation whose control was acquired by MFC and/or its affiliates, conflict of interest, and the "looting" of corporations whose control was acquired by MFC and/or its affiliates. These proceedings and some of the allegations are described below. The allegations set forth below are obtained from the plaintiffs' complaints in the applicable case and are not findings of fact. A copy of the plaintiffs' complaints and other court pleadings are publicly available to you.

        1. Gibralt Capital Corporation v. Michael J. Smith, Roy Zanatta,
         MFC Bancorp Ltd. and Drummond Financial Corporation and Others
                  (Court of Chancery of the State of Delaware)

          In this litigation, Gibralt Capital Corporation (then a 21 percent shareholder of Drummond Financial Corporation) sued Michael Smith, Roy Zanatta, Jimmy Lee (an affiliate of MFC), Oq-Hyun Chin and MFC Bancorp Ltd (collectively, the "MFC Drummond defendants"). The allegations against the MFC Drummond
     -----------------------
Defendants which were recited by the Court of Chancery Delaware in its May 8, 2001 order included, but are not limited to, the following:

          . The MFC Drummond defendants effected numerous self-dealing stock and bond transactions designed specifically to bleed [Drummond] of its cash and usurped a corporate opportunity belonging to Drummond.
          . The MFC Drummond defendants failed to disclose to the Drummond shareholders material facts relating to a series of self-dealing transactions.
          . The MFC Drummond defendants used a series of undisclosed complex "round robin" preferred stock transactions to acquire 76% control over Drummond without spending any of its own funds.
          . After the MFC Drummond defendants established control over Drummond, they effected a series of complex transactions in order to give MFC majority control over its subsidiary, Ichor Corporation. The MFC Drummond defendants "caused the subsidiary to issue preferred stock to MFC and its affiliates on questionable terms and caused Drummond to sell approximately 17% of its subsidiary stock to the MFC

_______________
/1/  These matters are:
     1. Gibralt Capital Corporation v. Michael J. Smith, Jimmy S.Y. Lee, Roy Zanatta, OQ Hyan Chin, MFC Bancorp Ltd. and Drummond Financial Corporation, in the Court of Chancery of the State of Delaware.
     2. MacDonald Oil Exploration Limited v. MFC Bancorp Ltd., 32565 Yukon Inc., Bresea Resources Ltd., Michael J. Smith, Roy Zanatta, and others, in the Superior Court in the Province of Quebec, District of Montreal.
     3. (a) Clarion Investment and Mortgage v. Euro Trade & Forfaiting Inc., in the United States District Court, District of Columbia and subsequently transferred to the Southern District of New York, and its related case, (b) North Cascade Limited, Collingwood Investments Limited and Kishor Kumar Kantilal Naik v. Michael Smith James Carter, MFC Bancorp Ltd. and MFC Merchant Bank, AS.A., Euro Trade and Forfaiting, Inc., in the United States District Court, Southern District of New York.
     4. Fardafin Holding, S.A.; Fardainvest, S.A.; Armando Donzelli, and Giovanni Beretta v. MFC Bancorp Ltd., Drummond Financial Corporation, Logan International Corporation, MFC Merchant Bank, S.A., John Musacchio, and Roy Zanatta, in the United States District Court, Western District of Pennsylvania.

               Drummond defendants at a deep discount. These transactions were not disclosed to Drummond shareholders.
          . The MFC Drummond defendants used a series of undisclosed transactions relating to a Drummond loan receivable such that $600,000 of immediate value, as well as voting control of Drummond's subsidiary Ichor, were transferred from Drummond to Logan International Corporation (controlled by MFC) for no consideration in a transaction that could have been structured to benefit Drummond.
          . Under his control, Michael Smith caused Drummond to invest in securities of MFC and its affiliates with no benefit to Drummond, and to make numerous interest free loans to affiliates of Michael Smith and MFC.

     Based on available court documents, we believe this proceeding is still being litigated. The MFC Drummond defendants moved to have the court dismiss the case based on their argument that, among other things, the Delaware Chancery Court lacked jurisdiction over them. On May 8, 2001, the court issued a decision based on Delaware's conspiracy theory (which is seldom used) to exert jurisdiction over the MFC Drummond defendants. This paved the way for the plaintiff to proceed with its claims against the MFC Drummond defendants.

            2. MacDonald Oil Exploration Limited v. MFC Bancorp Ltd.,
                32565 Yukon Inc., Michael J. Smith, Roy Zanatta,
                        Bresea Resources Ltd. and Others
        (Superior Court in the Province of Quebec, District of Montreal)

          In this litigation, MacDonald Oil Exploration (then a shareholder of Bresea Resources Ltd.) sued Michael Smith, Roy Zanatta, MFC Bancorp Ltd., Jimmy Lee (an affiliate of MFC), and 32565 Yukon Inc. (a wholly-owned subsidiary of
MFC) (collectively, the "MFC Bresea defendants") and others. The allegations against --------------------- the MFC Bresea defendants recited in the plaintiff's complaint include, but are not limited to, the following:

          . The MFC Bresea defendants in its "take over bid" of Bresea willfully and deceptively contravened the mandatory provision of the Quebec Securities Act and its regulations for the purpose of acquiring voting control over the affairs of Bresea without making adequately full, fair and plain disclosure required by law. The MFC Bresea defendants engaged in deliberate misrepresentations and intentional material omissions.
          . "There is evidently reason to believe that MFC has adopted a modus operandi whereby MFC/and or its directors have gained control of dormant or financially troubled corporations with sizeable liquid assets, and thereafter have put in motion complex and clandestine maneuvers intended to result in the depletion of such assets."

     Based on available court documents, we believe this proceeding is still being litigated. On May 7, 2001, the Superior Court of the Province of Quebec issued an interim order that prevents the MFC Bresea defendants from exercising any of their voting rights attaching to the Bresea shares acquired by them without obtaining the approval of the court. The order also prohibits the directors of Bresea who were nominated by MFC from declaring any dividend or making a distribution or from entering into any transaction in excess of $150,000 which might have the effect of engaging the assets or liability of Bresea without the concurrence of Bresea's receiver or the authorization of the court.

                      3. Clarion Investment and Mortgage v.
                          Euro Trade & Forfaiting Inc.
          (United States District Court, Southern District of New York)

     In this litigation, Michael Smith, James Carter, MFC Bancorp Ltd., MFC Merchant Bank (collectively, the "MFC Euro defendants") were named among the
                                  -------------------
defendants in a shareholder class action initiated by a shareholder of Euro Trade & Forfaiting. The allegations against the MFC Euro defendants recited in the plaintiff's complaint include, but are not limited to, the following:

     . The MFC Euro defendants identified Euro Trade as a potential target for their routine shenanigans in which they loot corporations of their assets.
     . The MFC Euro defendants intentionally filed materially misleading SEC reports and press releases.
     . The MFC Euro defendants acquired control of Euro Trade through purchases of shares disguised as a loan. After installing himself and James Carter as directors and officers of Euro Trade, Michael Smith caused Euro Trade to turn full operating control to MFC. Michael Smith immediately severed the company's business relationships and halted its business. Since its takeover, the company has not transacted any business or generated any revenues from its core business.
     . Since his takeover, Michael Smith has used his position at Euro Trade to usurp Euro Trade's business opportunities in favor of MFC Merchant Bank and has used Euro Trade as a vehicle to conduct MFC Merchant Bank's activities, namely to loan money using Euro Trade's cash.

     Based on available court documents, we believe this proceeding is still being litigated. In a related legal action also involving Euro Trade,2 similar serious allegations were lodged against the MFC Euro defendants.

     In this related litigation, the plaintiffs (displaced shareholders of Euro Trade) sued the MFC Euro defendants for violations of federal and state securities laws "arising out of [their] outright theft of control of Euro Trade." The allegations against the MFC Euro defendants recited in the plaintiff's complaint include, but are not limited to, the following:

     . The MFC Euro defendants stole control of Euro Trade under the guise of a series of loan, pledge, shareholder and management agreements, an unauthorized issuance of additional shares, improper action by directors, and the use of inadequate and misleading proxy materials.
     . Michael Smith and James Carter, acting for themselves and for MFC Bancorp Ltd. and MFC Merchant Bank stole control of Euro Trade and millions of dollars in assets from the lawful shareholders.
     . The MFC Euro defendants illegally transferred title of Euro Trade shares owned by plaintiffs and pledged to MFC to its own name in order to circumvent proxy rules.
     . Upon assuming control of Euro Trade, Michael Smith began converting many of the company's assets to cash, with the exception of the note receivable due from MFC Bancorp. Michael Smith prevented the company from conducting any business and caused the company to cease to operate as a going concern.

______________
/2/ North Cascade, Ltd., et al v. Smith, et al, in the United States District Court, Southern District of New York (Case No. 00-CV-9591).

     Based on available court documents, we believe this litigation has been settled by the parties.

       4. Fardafin Holding, S.A.; Fardainvest, S.A.; Armando Donzelli and
            Giovanni Beretta v. MFC Bancorp Ltd., MFC Merchant Bank,
           Roy Zanatta, John Musacchio, Drummond Financial Corporation
                       and Logan International Corporation
        (United States District Court, Western District of Pennsylvania)

     MFC Bancorp Ltd., MFC Merchant Bank, Roy Zanatta and others are named among the third-party defendants (collectively, the "MFC Icor defendants"). The
                                               -------------------
allegations against the MFC Ichor defendants recited in the third-party complaint include, but are not limited to, the following:

     . MFC Bancorp, Ltd. and its shell subsidiaries engaged in a cynical course of fraudulent dealing and breached their fundamental obligations under the contracts they had deceptively induced the [shareholders] to enter with them. The result was that "MFC and its subsidiaries unlawfully left the [shareholders of Gruppo San Rocco SpA] holding a bag containing over $25 million in damages."
     . MFC held themselves out as having financial expertise and resources, and convinced the shareholders of Gruppo San Rocco SpA ("GSR") to execute a series of contracts with MFC and certain of its subsidiaries under which, among other things, MFC would take ownership and control of [Gruppo San Rocco SpA] and lead it to a brighter financial brighter future. Then, after the contracts were signed, and MFC's nominees were firmly in control of GSR, MFC simply abandoned GSR and the GSR shareholders. "The roof immediately caved in on GSR, leaving the GSR shareholders to try to stop the resulting carnage. "MFC and its subsidiaries have sought to walk away scot free from the disaster that they caused."
     . As a result of the actions of the MFC Ichor defendants, GSR is now essentially worthless. Because of MFC Ichor defendants to honor their commitments to the GSR shareholders, GSR has been financially ruined.

     Based on available court documents, we believe this proceeding is still being litigated.

Do not let Cybernet be MFC's next victim. You can say "NO" to MFC by signing, dating and returning the enclosed WHITE proxy card today.

Your Board has your best interests in mind. We strongly believe that the solicitation being undertaken by MFC is not in your best interest and urge you to reject MFC's solicitation and revoke any proxies that may have been given to MFC.

                  YOUR BOARD'S PROPOSALS FOR THE ANNUAL MEETING

                                   PROPOSAL 1

                          ELECTION OF CLASS B DIRECTOR
                              AND CLASS C DIRECTORS

     Your Company currently has 4 directors. In accordance with the terms of the Company's Certificate of Incorporation and Bylaws, the terms of office of the Board of Directors are divided into three classes: Class A, whose term will expire at the annual meeting of stockholders to be held in 2002; Class B, whose term will expire at the annual meeting of stockholders held in 2003; and Class C, whose term will expire at the Annual Meeting. The Class A directors are Dr. Hubert Besner and Robert Fratarcangelo. The Class C directors are Andreas Eder and Tristan Libischer.

     At each annual meeting of stockholders, the successors to directors whose terms expire at that annual meeting will be elected to serve from the time of the annual meeting until the third annual meeting following their election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

     There are currently two Class B vacancies on your Board. Your Board has nominated Cabot R. Caskie for election as Class B Director at the Annual Meeting. Mr. Caskie has consented to continue to serve as Director if elected. Accordingly, the Board of Directors has nominated Mr. Caskie for election as Class B Director at the Annual Meeting. If elected at the Annual Meeting, Mr. Caskie will serve until the 2003 annual meeting of stockholders and until the election and qualification of his successor or until his earlier death, resignation or removal. The remaining directors intend to fill the second vacancy when an appropriate candidate is selected. However, no nominee to fill the Class B vacancy has been selected to date and your Board does not intend to present such a nominee at the Annual Meeting. The Proxy relating to the election of a Class B Director cannot be voted for more than the one nominee for Class B Director named herein.

     The Board of Directors has nominated Andreas Eder for re-election and Dr. Paolo di Fraia for election as Class C Directors at the Annual Meeting.
Mr. Eder is currently a member of the Board of Directors and has consented to serve as Directors if elected. Mr. di Fraia is currently our Chief Financial Officer and has consented to serve as Director if elected. Mr. di Fraia is currently our Chief Financial Officer and has consented to serve as Director if elected. If elected at the Annual Meeting, Messrs. Eder and di Fraia will serve until the 2004 annual meeting of stockholders and until the election and qualification of their successors or until their earlier death, resignation or removal.

Voting Information with Regard to the Election Proposal

     It is the intention of the persons named as proxies to vote the proxies FOR the election to the Board of Directors of the nominees named above, unless a stockholder directs otherwise. In the event that a vacancy arises prior to the Annual Meeting, the proxy may be voted for a substitute nominee designated by the Board of Directors.

     The affirmative vote of a plurality of the votes cast by the holders of the Common Stock present in person or by proxy and actually voting at the Annual Meeting will be required to elect the nominees as Directors of the Company for three-year terms. Abstentions and broker non-votes will have no effect on the outcome of the voting to elect the Director nominees.

Director and Director Nominee Information

     Set forth below is information concerning the nominees to be elected at the Annual Meeting, as well as certain information concerning the Directors whose terms extend beyond the Annual Meeting. Set forth below with respect to each Director or Director nominee is his name, age, principal occupation and business experience for the past five years and length of service as a Director.

Nominee for Class B Director to be Elected at the Annual Meeting

Cabot R. Caskie...............................          Age: 57

     From 1996 to the present, Mr. Caskie has been serving as Chief Financial Officer of Metastatin Pharmaceuticals, Inc., a biotechnology start-up. From 1995 to 1998, Mr. Caskie served as Chief Financial Officer of Insmed Pharmaceuticals, a development stage company focused on treatment of insulin resistance and Type II diabetes and helped raised $9,000,000 in venture capital and $14,000,000 in a private placement. During 1999, Mr. Caskie served as Chief Financial Officer of Socrates Technologies, Inc., a publicly-owned information technology company in a "turn around" phase. Prior to 1996, Mr. Caskie has held numerous senior executive positions with public and private companies. Mr. Caskie graduated from Clemson University with a bachelor of science degree (with honor) in Industrial Management in 1968.

Nominees for Class C Directors to be Elected at the Annual Meeting

Andreas Eder..................................          Age: 41

     Mr. Eder, a co-founder of Cybernet AG, has been Head of the Management Board of Cybernet AG since its formation in December 1995 and has been our Chairman of the Board of Directors, President and Chief Executive Officer since we acquired Cybernet AG in 1997. Before founding Cybernet AG, Mr. Eder held management positions with The Boston Consulting Group from April 1991 to October 1995 and Siemens-Nixdorf from April 1986 to March 1991. Mr. Eder holds a Masters degree in Business Administration from the University of Munich.

Dr. Paolo di Fraia............................          Age: 41

     Dr. di Fraia has been our Chief Financial Officer since June 2000 and the Vice President International and Managing Director of Cybernet Italia since June 2000. From March 1998 to March 2000, Dr. di Fraia was Managing Director (Europe) of Destia Communications, Inc. From September 1994 to February 1998, he was Finance Director (Europe ) of Viatel, Inc. From April 1989 to August 1994, he was the Financial Controller (Europe) of Philip Crosby Associates and from January 1985 to March 1989 he practiced public accounting in Turin, Italy with the firm of Ernst & Whinney. Dr. di Fraia holds a doctorate in finance, economics and trade from the University of Salerno.

Directors Continuing in Office

Class A Directors - Term Expiring 2002

Hubert Besner.................................          Age: 38

     Dr. Besner has been one of our Directors since 1997 and has been a member of the Supervisory Board of Cybernet AG since February 1996. From January 2001 to the present, he has been a partner in the law firm of Brobeck Hale and Dorr in Munich. From April 1994 to December 2000, he was a partner in the law firm of Besner Kreifels Weber in Munich, Germany. He is currently a member of the Supervisory Board of .start AG, Schueller Industrieentsorgung AG, Typhoon Networks AG and IPO Beteiligungen AG. Dr. Besner received his First State Exam in law from Ludwig-Maximilians-Universitaet in 1986, and his doctorate magna cum laude from Ludwig-Maximilians-Universitaet in 1988.

Robert Fratarcangelo..........................          Age: 63

     Mr. Fratarcangelo has been our Secretary since May 1999, and has been one of our Directors since September 1997. From October 1999 to June 2001, he was Senior Vice President of Sales and Marketing of Anteone-CITI, UC. From September 1997, he was President and Chief Executive Office of Criminal Investigative Technology, Inc. From 1994 to 1997, Mr. Fratarcangelo was a District Manager at EMC2, Inc. From 1988 to 1991, Mr. Fratarcangelo was Vice President, Federal Sales at Teradata and from 1991 to 1994 was employed with Digital Communications Associates. Previously, Mr. Fratarcangelo held various positions at IBM. Mr. Fratarcangelo has a Bachelors Degree in Political Science from the State University of New York.

                 The Board of Directors recommends that you vote
     "FOR" the election of the nominee for Class B Director named above and "FOR" the election of the nominees for Class C Directors named above.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of December 12, 2001 regarding the amount of Common Stock beneficially owned by

     (i) all persons known to us who beneficially own more than 5% of the outstanding Common Stock;

     (ii) each of our directors and nominees with respect to the equity securities held by such directors;

     (iii) each of our executive officers named in the Summary Compensation Table with respect to the equity securities held by such executive officer; and

     (iv) all of our current executive officers and directors as a group with respect to the equity securities held by such executive officers and directors.

     Stock ownership information has been furnished to us by such beneficial owners or is based upon filings made by such owners with the Securities and Exchange Commission (the "Commission"). As of December 11, 2001, there were 26,535,627 shares of Common Stock and no shares of Series B Preferred Stock issued and outstanding.

                                                                                         Approximate
                                                              Shares Beneficiary     Percentage of Class
                                      Name                           Owned            Common Stock (1)
                                                                 Common Stock

                               Executive Officers
                                  And Directors
                                  -------------
            Andreas Eder ..................................       1,799,204 (2)         6.72% (2)
            Stefan-George-Ring 19
            81929 Munich, Germany

            Dr. Paolo di Fraia ............................         221,096 (3)            *
            Stefan-George-Ring 19
            81929 Munich, Germany

            Thomas Stoek ..................................          36,105 (4)            *
            Stefan-George-Ring 19
            81929 Munich, Germany

            Hubert Besner .................................           3,761 (5)            *
            Maximilianstrasse 31
            80539 Munich, Germany

            Robert Fratarcangelo ..........................           2,500 (6)            *
            10842 Oak Crest
            Fairfax, Virginia 22030

            All executive officers and
            Directors as a group ..........................       2,062,666             7.77%
            (5 persons)

                    Principal Stockholders,
                     Other than Executive
                    Officers and Directors
                    ----------------------

            Holger Timm ...................................       6,872,796 (7)(8)      25.9%
            Kurfurstendamm 119
            10711 Berlin, Germany

            Ventegis Capital AG ...........................       5,577,396 (8)           21%
            (formerly, Cybermind Interactive
            Europe)
            Cicerostrasse 21
            10709 Berlin, Germany

            MFC Bancorp Ltd ...............................       6,872,796 (8)         25.9%
            17 Dame Street
            Dublin 2, Ireland

__________________
*Indicates less than 1% beneficial ownership

(1) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within sixty days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2) Includes 38,750 shares of Common Stock held by Mr. Eder's spouse. She has sole investment and sole voting power over all shares of Common Stock held by her, and Mr. Eder disclaims beneficial ownership of any of the shares held by her. Includes options to purchase 248,871 shares of Common Stock under the Company's Incentive Plan which will become exercisable on or before February 10, 2002. Does not include options to purchase 231,129 shares of Common Stock under the Company's Incentive Plan, which become exercisable on certain dates after February 10, 2002. Does not include 400,000 stock options granted to Mr. Eder on December 4, 2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.

(3) Includes options to purchase 221,096 shares of Common Stock under the Company's Incentive Plan which become exercisable on or before February 10, 2002. Does not include options to purchase 264,904 shares of Common Stock under the Company's Incentive Plan, which become exercisable on certain dates after February, 2002. Does not include 400,000 stock options granted to Mr. di Fraia on December 4, 2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000
     (Euro) in operating funds.

(4) Includes options to purchase 36,105 shares of Common Stock Incentive Plan which become exercisable on or before February 10, 2002. Does not include options to purchase 63,895 shares of Common Stock under the Company's Incentive Plan, which become exercisable on certain dates after February 2, 2002.

(5) Includes 1,261 shares of Common Stock held by Dr. Besner's spouse who has sole voting and investment power with respect to such shares. Dr. Besner disclaims beneficial of any of the shares held by her. Includes options to purchase 2,500 shares of Common Stock under the Company's Incentive Plan which become exercisable on or before February 10, 2002. Does not include 30,000 stock options granted to Mr. Besner on December 4, 2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.

(6) Includes options to purchase 2,500 shares of Common Stock under the Company's Incentive Plan which become exercisable on or before February 10, 2002. Does not include 30,000 stock options granted to Mr. Fratarcangelo on December 4, 2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and
     (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.

(7) Mr. Timm can be deemed to control Ventegis Capital AG as a result of his position as Member of the Board of Ventegis Capital AG. Includes 5,577,396 shares of Common Stock held by Ventegis Capital AG.

(8) On November 2, 2001, Holger Timm, Ventegis Capital AG and MFC Bancorp Ltd. entered into an agreement pursuant to which Holger Timm and Ventegis granted MFC voting rights for the term of the agreement with respect to the 1,295,400 and 5,577,396 shares held by Holger Timm and Ventegis, respectively.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our Directors, executive officers and persons who beneficially own more than 10% of the Common Stock or the Series B Preferred Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock or Series B Preferred Stock. Directors, executive officers and beneficial owners of more than 10% of the Common Stock or Series B Preferred Stock are required by Commission rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our Directors and executive officers have been complied with since we registered under the Exchange Act on March 31, 1999.

Board of Directors' Meetings and Attendance

     During fiscal years 2001 and 2000, the Board of Directors of the Company held a total of [___] and 8 meetings, respectively. All members of the Board of Directors have attended at least 75% of the meetings.

Committees of the Board of Directors

     The Board of Directors has three committees: an Executive Committee, an Audit Committee and a Compensation Committee. The Committees were created contemporaneously with the Company's reincorporation in Delaware.

     The Executive Committee has authority to act on the same matters as the Board of Directors when the Board of Directors is not available. The Executive Committee did not meet during the last fiscal year. The Executive Committee currently consists of Andreas Eder and Hubert Besner.

     The Audit Committee reviews the Company's accounting processes, financial controls and reporting systems, as well as the selection of the Company's independent auditors and the scope of the audits to be conducted. The Audit Committee met two times during the last fiscal year. The Audit Committee currently consists of Robert Fratarcangelo.

     The Compensation Committee reviews executive compensation and organization structure. The Compensation Committee also administers the Company's Incentive Plan and the Company's 1998 Outside Director's Stock Option Plan. The Compensation Committee met two times during the last fiscal year. The Compensation Committee currently consists of Robert Fratarcangelo and Hubert Besner. Except for Mr. Fratarcangelo who was elected Secretary of the Company in May 1999, none of the members of the Compensation Committee is currently, or has been at any time since the formation of the Company or its predecessor, an officer or employee of the Company or its predecessor.

Audit Committee Report

     The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, which include our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Membership

     The Audit Committee is composed of two directors. There is currently a vacancy in the Audit Committee. The current member of the Audit Committee is Robert Fratarcangelo. The Audit Committee reviews the Company's accounting processes, financial controls and reporting systems, as well as the selection of the Company's independent auditors and the scope of the audits to be conducted. The Board of Directors has not adopted a written charter for the Audit Committee.

Review with Management

     The Audit Committee has reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants

     The Audit Committee has discussed with Ernst & Young Deutsch Allgemeine Treuhand AG, our independent accountants, the matters to be discussed by SAS 61 (Communications with Audit Committee) which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Ernst & Young their independence from us.

Conclusion

     Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                      Submitted by the Audit Committee of the Board of Directors
                                                            Robert Fratarcangelo

Cash Compensation of Outside Directors

     Directors, who are not also employees of the Company ("Outside Directors"), receive $15,000 annually (the "Annual Director Fee") and are reimbursed for out-of-pocket expenses incurred in connection with their service on the Board of Directors. Each Outside Director can elect to receive his Annual Director Fee in cash, stock options or a combination thereof. If an Outside Director elects to receive options, they will be granted pursuant to the Company's Directors' Stock Option Plan, which is described below.

1998 Outside Directors' Stock Option Plan

     The Company maintains the 1998 Outside Directors' Stock Option Plan ("Directors' Plan") for the purpose of granting options to Outside Directors electing to receive them. The Board of Directors has reserved 150,000 shares of Common Stock for issuance pursuant to awards that may be made under the Directors' Plan, subject to adjustment as provided therein. The number of shares of Common Stock associated with any forfeited option are added back to the number of shares that can be issued under the Directors' Plan. As of the date of this Proxy Statement, 75,000 options have been granted under the Directors' Plan.

     Only Outside Directors are eligible to participate in the Directors' Plan. In lieu of receiving annual Director's fees in cash, each Director who is not an employee may elect to receive all or a portion of his fees in stock options. Each Outside Director must make an election on or before January 1 of the year in which the election is to be made or by such other date as determined by the committee administering the Directors' Plan. The value of the stock options will be determined pursuant to the Black-Sholes method, and the options will be fully vested at the date of grant. Each option granted pursuant to the Directors' Plan will be evidenced by an agreement and will be subject to additional terms as set forth in the agreement. The Directors' Plan was effective on November 16, 1998 and will continue to be effective until the earlier of ten (10) years after the effective date of the Directors' Plan or until terminated by the Board of Directors.

Executive Officers

     Executive officers are elected by the Board of Directors following each annual meeting of stockholders to serve for a term set by the Board of Directors and until their successors are duly elected and qualified. Our current executive officers are listed below, together with their age, positions with the Company and business experience for the past five years.

Andreas Eder...........................     Age: 41

     See "Director and Director Nominee Information - Nominees for Class C Directors to be Elected at the Annual Meeting" under Proposal 1 above.

Dr. Paolo di Fraia.....................     Age: 41

     See "Director and Director Nominee Information - Nominees for Class C Directors to be Elected at the Annual Meeting" under Proposal 1 above.

Robert Fratarcangelo...................     Age: 63

     See "Director and Director Nominee Information - Directors Continuing in Office" under Proposal 1 above.

Thomas Stoek...........................     Age: 37

     Mr. Stoek joined Cybernet in January 2001 as Vice President Internet Data Center and a member of the Management Board of Cybernet AG. From 1997 to December 2000, Mr. Stoek was Managing Director of Guardian IT. In this role he was responsible for the development of a Joint Venture with Debis Systemhaus. Prior to that, Mr. Stoek was employed as Sales Manager for Seagate Software responsible for the central European Market.

Ferdinand Leitner......................     Age: 55

     Mr. Leitner has been employed by the Vianet Telekommunikations AG as Chairman of the Board of Directors Austria since July 2001. From April 1998 to June 2000, he was Director of Sales and from July 2000 to June 2001 was Vice President Websolutions at Eunet/KPNQuest, Vienna. From October 1996 to March 1998, Mr. Leitner was Manager of the business area "Solutions and Consulting" with Externa Systemhaus Ges.m.b.H., Vienna and Salzburg.

Georg Chytil...........................     Age: 35

     Mr. Chytil has been employed by Vianet Telekommunikations AG as Technical Director Austria since July 2001. At KPNQuest Austia GmbH, Vienna, he was Director of Engineering & Technical Operations from April 2000 to June 2001. From March 1996 to March 2000, Mr. Chytil was Manager Technical Operations at EunetEDVDienstleistungsGmbH, Vienna.

Family Relationships Between Certain Directors and Executive Officers

     No family relationship exists between any director or executive officer and any other director or executive officer.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

Executive Compensation

     Our compensation program for executive management includes base salaries, annual performance-based incentive bonus plans, and stock option plans. The compensation of each executive officer was established by the Board of Directors acting upon the recommendations of the Compensation Committee. See "Compensation Committee Report on Executive Compensation" below.

     The following table sets forth the annual long-term and other compensation for our Chief Executive Officer and our other most highly compensated executive officers during the last fiscal year ("Named Executives"), as well as the total annual compensation paid to each individual for the two previous fiscal years.

     Each of the persons listed has or had an employment contract with us calling for the payment of an annual bonus if certain performance standards are achieved.

                           Summary Compensation Table

                                                                     Annual           Long-Term
                                                                  Compensation       Compensation
                                                                  ------------       ------------
                                                                                     Securities
                                                                                     Underlying             All
                                                      Fiscal                          Optional             Other
            Name and Principal Position                Year        Salary (1)          SARs (#)       Compensation (1)
            ---------------------------                ----      --------------       ----------    -------------------
Andreas Eder (2)                                       2001         153,388              600,000(6)        89,476
   Chairman, President and Chief Executive             2000         143,801              280,000           41,664
   Officer; Head of Management Board of                1999         115,041              200,000              0
    Cybernet AG                                        1998         115,041              100,000              0

Tristan Libisher (3)                                   2001          60,318                N/A             22,348
   Director and Member of Management                   2000         102,258              200,000           30,577
   Board of Vianet                                     1999         102,258              200,000           35,791
                                                       1998         50,703                  0                 0

Bernd Buchholz (4)                                     2001         115,040              200,000            5,151
   Former Executive Vice President for Sales and       2000         143,801              280,000           41,664
   Marketing                                           1999         19,174               200,000              0
                                                       1998         N/A                    N/A               N/A

Paolo Vittorio di Fraia (5)                            2001         153,388              600,000(6)       151,129
   Director, Vice President International and          2000         95,724               280,000           29,282
   Chief Financial Officer; Managing Director -        1999         N/A                    N/A               N/A
   Italy                                               1998         N/A                    N/A               N/A

_______________________

(1)  Indicated amounts are translated into U.S. Dollars at an exchange rate of
     1.95583 DM for each U.S. Dollar unless otherwise indicated.

(2) Mr. Eder became an executive officer of Cybernet in September 1997. As a result, the information presented for fiscal year 1997 represents payments made from September 1, 1997 through December 31, 1997. Mr. Eder is entitled to receive an annual salary of DM 300,000 or Euro 153,388.

(3) Mr. Libischer joined Cybernet in June 1998. The information presented for fiscal year 1998 represents payments made from June 1, 1998 through December 31, 1998. In 1999, Mr. Libischer is entitled to receive an annual salary of DM 200,000 or Euro 102,358 and a bonus of DM 70,000 or Euro 35,790. Mr. Libischer is no longer employed by Cybernet.

(4) Mr. Buchholz joined the Company in November 1999. The information presented for fiscal year 1999 represents payments made from November 1, 1999 through December 31, 1999. Mr. Buchholz is entitled to receive an annual salary of DM 300,000 or Euro 153,388. Mr. Buchholz is no longer employed by Cybernet.

(5) Dr. Di Fraia joined the Company in June 2000. The information presented for fiscal 2000 represents payments made from June 1, 2000 through December 31, 2000. Dr. Di Fraia is entitled to receive an annual salary of DM 300,000 or Euro 153,388 and a bonus of DM 100,000 or Euro 51,129 if certain performance standards are achieved.

     Includes 400,000 stock options granted on December 4,2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the company reaches the following milestones by January 31, 2002: (1) the Company successfully eliminates 85% of its current debt and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.

1998 Stock Incentive Plan

     The Company maintains the Cybernet Internet Services International, Inc. 1998 Stock Incentive Plan (the "Incentive Plan"). The Board of Directors has reserved 4,000,000 shares of Common Stock for issuance pursuant to awards that may be made under the Incentive Plan, subject to adjustment as provided therein. The Incentive Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, dividend equivalent rights, performance units and phantom shares. For a description of the Incentive Plan, see "1998 Stock Incentive Plan" under Proposal 2 below.

Option Grants in Fiscal Year 2001

     The following table provides information on options to purchase Common Stock that were granted to the Named Executives and directors during fiscal year 2001.

                                                                                             Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                             Rates of Stock Price
                                                                                               Appreciation for
                                     Individual Grants                                           Option Term
-----------------------------------------------------------------------------------------   -----------------------

                            Number of     Percent of Total
                           Securities      Options/SARs
                           Underlying        Granted to      Exercise
                          Options/SARs       Employees         Base
                             Granted         in Fiscal         Price        Expiration
         Name                  (#)              Year         ($/Share)         Date          5% ($)       10% ($)
         ----             ------------    ----------------   ---------      ----------       ------       -------
Andreas Eder                 200,000           [___%]         $1.8923         1/01/04          [___]         [___]
  Chairman, President        400,000           [___%]         $  0.56          (1)
  and Chief Executive
  Officer; Member of
  the Management Board
  of  Cybernet AG

Paolo V. Di Fraia            200,000           [___]%         $1.8923      [01/01/04]       [___]         [___]
  Chief Financial            400,000                          $  0.56          (1)
  Officer; Managing
  Director - Italy

Thomas Stoek                 150,000           [___]%         $[___]          [___]          [___]         [___]
Robert Fratarcangelo           5,000           [___]%         $1.8123        01/01/04        [___]         [___]
 Secretary and Director       30,000(2)                       $  .056          (2)

Hubert Besner                  5,000           [___]%         $1.8923        01/01/04        [___]         [___]
 Director                     30,000(2)        [___}%         $  0.56          (2)           [___]         [___]

G.W. Norman Wareham            5,000           [___]%         $1.8123         [___]          [___]         [___]
Former Director

(1) On December 4, 2001, the Board approved the issuance of 400,000 stock options to each of Andreas Eder and Paolo di Fraia. These stock options are exercisable into shares of Common Stock at an exercise price per share of [$0.56]. These stock options are exercisable only in the event that the Company reaches the following milestones: (i) the Company successfully eliminates 85% of its current debt as of January 31, 2002, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds as of January 31, 2002.

(2) On December 4, 2001, the Board approved the issuance of 30,000 stock options to each of Hubert Besner and Robert Fratarcangelo. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56. These stock options are exercisable only in the event that the Company reaches the following milestones: (i) the Company successfully eliminates 85% of its current debt as of January 31, 2002, and
     (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds as of January 31, 2002.

Employment and Severance Agreements

     Our executives officers are appointed by the Board of Directors and serve until their successors are elected or appointed. We have entered into employment agreements with each of the following officers and directors on the following material terms.

     Andreas Eder. On March 1, 1999, we entered into an employment agreement with Mr. Eder to serve as President and Chief Executive Officer. The agreement provides for $46,025 Euros an annual base salary of approximately $138,074 Euros per year, and as amended, expires in December 2004. It also permits Mr. Eder to earn an annual bonus of up to approximately $46,025 if certain performance standards established by the Compensation Committee are achieved. On June 9, 2000, we amended the agreement in order to increase Mr. Eder's annual base salary to $153,388 Euros and the potential annual bonus to $51,129 Euros. On December 4, 2001, the Board approved increasing Mr. Eder's annual base salary to $178,952 Euro. We may terminate the agreement as a result of Mr. Eder's "disability" or for "cause."

     Upon Mr. Eder's death, we are obligated to pay to his estate an amount equal to his base salary for the period ended 12 months after his death. If Mr. Eder resigns or we terminate his employment as a result of Mr. Eder's "disability" or for "cause," we are obligated to pay his base salary through the date of termination.

     Under the agreement, "disability" is defined as (a) any mental or physical disability which the Board of Directors deems in good faith would preclude Mr. Eder from performing his duties; or (b) a mental or physical disability which lasts for a period of 60 consecutive days or for 90 days in any six-month period and which the Board of Directors elects to treat as permanent in nature. The agreement defines "cause" as any material breach of its terms by Mr. Eder or the commission of a felony or a crime involving moral turpitude.

     Paolo di Fraia. On June 1, 2000, we entered into an employment agreement with Dr. di Fraia. Dr. di Fraia serves as Chief Financial Officer and the Vice President International and Managing Director of Cybernet Italia. The agreement provides for an annual base salary of approximately $153,388 Euro and also permits Dr. di Fraia to earn an annual bonus of up to approximately $51,129 Euro.
                                       20
according to the bonus scheme, if any, as approved by the Board of Directors. On December 4, 2001, the Board approved extending his employment agreement until December 2004. We may terminate the agreement as a result of Dr. di Fraia's "disability" or for "cause."

     Upon Dr. di Fraia's death, we are obligated to pay his estate an amount equal to his base salary for the period ended 12 months after his death. If Dr. di Fraia resigns or we terminate his employment as a result of Dr. di Fraia's "disability" or for "cause," we are obligated to pay his base salary through the date of termination.

     Under the agreement, "disability" is defined as (a) any mental or physical disability which the Board of Directors deems in good faith would preclude Mr. Eder from performing his duties; or (b) a mental or physical disability which lasts for a period of 60 consecutive days or for 90 days in any six-month period and which the Board of Directors elects to treat as permanent in nature. The agreement defines "cause" as any material breach of its terms by Mr. Eder or the commission of a felony or a crime involving moral turpitude.

     Thomas Stoek. On January 1, 2001, we entered into an agreement with Mr. Stoek. Mr. Stoek serves as Vice President of Internet Data Centres. The agreement is for a three-year term and provides for a base salary of approximately DM 300,000 or Euro 153,388. The agreement also provides for a bonus of up to approximately DM 100,000 or Euro 51,129 if certain performance standards established by the Board of Directors are achieved. Mr. Stoek also received an option to purchase 150,000 shares of Common Stock pursuant to the Incentive Plan. In the event Mr. Stoek is unable to work due to illness or other reasons, the Company is obligated to pay Mr. Stoek his base salary for three months. In the event of Mr. Stoek's death, the company is obligated to pay Mr. Stoek's heirs his base salary for twelve months.

     Ferdinand Lietner. On July 1, 2001, we entered into an agreement with Mr. Leitner. Mr. Leitner serves as Chairman of the Board of Directors Austria. The agreement provides a base salary at the rate of Euro 100,000 per year. The agreement also provides a bonus up to Euro 50,000 per year in accordance with the bonus plan approved by the Board of Directors. In addition, Cybernet granted to Mr. Leitner options to purchase up to 80,000 shares of common stock of Cybernet on the terms and conditions of the Stock Option Plan issued by it. In addition and subject to certain milestones, Cybernet is obligated to grant to Mr. Lietner options to purchase up to 70,000 chares of common stock of Cybernet.

     Georg Chytil. On July 1, 2001, we entered into an agreement with Mr. Chytil. Mr. Chytil serves as Technical Director Austria. The agreement provides a base salary at the rate of Euro 86,920 per year. In addition, Mr. Chytil shall be entitled to receive a bonus up to Euro 35,790 per year in accordance with the bonus plan approved by the Board of Director. Furthermore, Cybernet grants options to purchase up to 80,000 shares of common stock of Cybernet, on the terms and conditions of the stock options plan issued by it. In addition and subject to certain milestones, Cybernet is obligated to grant Mr. Chytil options to purchase up to 40,000 shares of common stock of Cybernet.

Certain Transactions with Management

     Dr. Hubert Besner, a director of the Company, is a partner with the law firm of Besner Kreifels Weber, which represents the Company and to which the Company paid fees of approximately $237,710 and $310,982 Euro during the 2000 and 2001 fiscal years, respectively.

     We provide Internet connectivity services to Ventegis Capital AG (formerly, Cybermind Interactive Europe, AG ) ("Ventegis"), a principal stockholder of
                                     --------
Cybernet, pursuant to a standard service contract. During the last fiscal year, Ventegis paid us approximately $59,121 (based on the exchange rate of $2,077 Deutche Marks for one U.S. dollar, the exchange rate in place on December 31,
2000) for such services. Holger Timm, one of our principal stockholders and a former director, is a Member of the Board of Ventegis.

Compensation Committee Report on Executive Compensation

     This report by the Compensation Committee of your Board discusses the Compensation Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Compensation Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal years 2000 and 2001 and specifically reviews the compensation established for the Company's Chairman, President and Chief Executive Officer as reported in the Summary Compensation Table. Except for Mr. Fratarcangelo who was elected Secretary of the Company in May 1999, the Compensation Committee is composed entirely of nonemployee Directors of the Company.

     The Compensation Committee of your Board approves all policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee is composed of Dr. Besner and Mr. Fratarcangelo.

Compensation Philosophy

     Your Company's executive compensation program has three objectives: (i) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (ii) to attract and retain highly talented and productive executives, and (iii) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

     The Compensation Committee reviews the Company's executive compensation program. In its review, the Compensation Committee assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives in the previous year and will consider the Company's overall performance objectives.

     Each element of the Company's executive compensation program is discussed below.

Base Salaries

     The Compensation Committee will annually review the base salaries of the Company's executive officers. The base salaries for certain of the Company's executive officers for fiscal years 1999, 2000 and 2001 are reflected in the Summary Compensation Table and were paid in accordance with the provisions of the employment agreements applicable to each of the Company's executive officers. The salaries of the Company's executive officers, who do not have employment agreements, will be set by the Compensation Committee based on its annual review.

In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Compensation Committee will review the responsibilities of the specific executive position and the experience and knowledge of the individual in that position in setting the salary in a given executive's employment agreement or otherwise. In setting base salaries for employment agreements or otherwise, the Compensation Committee will also consider individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and will give each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

     Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Compensation Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Compensation Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year. The bonuses to the executive officers are based on the achievement of annual goals, both quantitative, such as increase in revenues or number of customers, and qualitative such as successful integration of an acquisition or development of a new segment of customers. At the end of the year, the results of the Company and each department are compared to the set goals and recommendations are made to the Board of Directors with respect to the bonuses for each executive.

Long-Term Incentive Compensation

     Your Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1998 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company.

Benefits

     The Compensation Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

     Mr. Eder has served as the Chief Executive Officer of the Company since September 1997. During the fiscal years 2000 and 2001, Mr. Eder was paid a base salary of 143,801 Euro and

     [$_____], respectively. In addition, during the fiscal year 2000, he received an option to purchase 80,000 shares of Common Stock at an exercise price of $4.192 per share. During fiscal year 2001, he received (i) an option to purchase [200,000] shares of Common Stock at an exercise price per share of [$0.56]. These latter options are exercisable only in the event that the following milestones are obtained: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000
(Euro) in operating funds as of January 31, 2002. On December 4, 2001, the Board approved an increase in Mr. Eder's base salary from $143,801 to [$_______] (DM 350,000)]. The criteria upon which Mr. Eder's compensation was determined is the same as that described above with regard to all of the other of the Company's executive officers.

              Submitted by the Compensation Committee of the Board of Directors.

                                                  Dr. Hubert Besner
                                                  Robert F. Fratarcangelo

Stock Return Performance Graph

     The following graph indicates the Company's cumulative total return to stockholders from March 31, 1999 (the effective date of the Company's registration of its Common Stock under Section 12 of the Exchange Act) through December 31, 2001, as compared to the cumulative total returns for the Neuer Markt 50 Index.

                     Comparison of Cumulative Total Returns
      Performance Graph for Cybernet Internet Services International, Inc.

                             [GRAPHIC REMOVED HERE]

                                     3/31/99    12/31/99    12/31/00    12/31/01
                                     -------    --------    --------    --------
      Cybernet Internet Services     $100       $ 33        $ 5         [$___]
         International, Inc.
      Neuer Markt 50 Index           $100       $132        $74         [$___]

            ------------------
            * Assumes $100 invested in the Common Stock of the Company and in the Neuer Markt 50 Index on March 31, 1999. Assumes reinvestment of dividends, if any.

                   PARTICIPANTS IN THE COMPANY'S SOLICITATION

     Under applicable regulations of the Securities and Exchange Commission, each of the directors and nominees of the Company is deemed a "participant" in the Company's solicitation of proxies. The following information about each director is provided under "Security Ownership of Certain Beneficial Owners and Management": name, business address, principal occupation and the name and principal business of the organization in which the director's employment is carried on.

Transactions in Our Common Stock During the Past Two Years

     The following is a list of all purchases and sales of common stock made during the last two years by participants in the Company's solicitation of proxies:

                           Transaction    Number of     Purchase/      Per Share
     Name                  Date           Shares        Sale           Price
     ----                  ----           ------        ----           -----
     Andreas Eder          9/28/00        10,000        Purchase       $4.50
     Paolo di Fraia        9/28/00         5,000        Purchase       $4.625
     Hubert Besner         N/A            N/A           N/A            N/A
     Robert Fratarcangelo  N/A            N/A           N/A            N/A
     Cabot R. Caskie       N/A            N/A           N/A            N/A

Other Contracts, Arrangements, and Understandings with Participants

     On December 4, 2001, the Board approved the issuance of 400,000 stock options to each of Andreas Eder and Paolo di Fraia, and 30,000 stock options to each of Hubert Besner and Robert Fratarcangelo. These stock options are exercisable into shares of Cybernet common stock at an exercise price of [$0.56] per share. These options become exercisable only in the event that the following milestones are achieved: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds as of [January 31, 2002].

     In addition, on December 4, 2001, the Board approved an increase in Mr. Eder's base salary from $153,388 Euro to 178,952 Euro and extended his employment agreement for an additional 2-year term and extended Mr. di Fraia's employment agreement [for an additional two- year term] [until March 1, 2002].

     Except as otherwise set forth in this proxy statement, to the best of the Company's knowledge: (i) none of the participants in the Company's solicitation of proxies is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company's common stock, and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of Common Stock by Associates of Participants

     Verena Czerny, spouse of our President and CEO, Andreas Eder, may be deemed an "associate" (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended).

Ms. Czerny owns an aggregate of 38,750 shares of Cybernet common stock. Ms. Czerny may be deemed to beneficially own shares held by her spouse Mr. Eder (whose shares are listed in "Security Ownership of Certain Beneficial Owners and Management"). Ms. Czerny disclaims beneficial ownership of any of the shares held by Mr. Eder. The address of Ms. Czerny is c/o Hubert Besner, Maximilianstrasse 31, 80539, Munich, Germany.

     Except as otherwise set forth in this proxy statement, to the best of the Company's knowledge: none of the participants in the Company's solicitation of proxies has any "associates" (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) who beneficially own any common stock.

                                   PROPOSAL 2

               APPROVAL OF THE CYBERNET 1998 STOCK INCENTIVE PLAN

Background

     The Company's 1998 Stock Incentive Plan ("Incentive Plan") was approved by our Board of Directors and sole shareholder prior to the Company's reincorporation in Delaware in November 1998. On November 30, 1999, our Board of Directors approved an amendment to increase the total number of shares of Common Stock issuable under the Incentive Plan from 2,000,000 to 3,000,000. On February 22, 2001, our Board of Directors approved an amendment to increase the total number of shares of Common Stock issuable under the Incentive Plan from 3,000,000 to 4,000,000. We are now seeking stockholder approval of the Incentive Plan because such approval is required under the Internal Revenue Code to preserve incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the Incentive Plan. Under 162(m) of the Internal Revenue Code, shareholder approval of performance-based compensation plans (including material amendments thereto) is necessary to qualify for the performance-based compensation exception to the limitation on a company's ability to deduct compensation paid to certain specified individuals in excess of $1 million. Approval of the amendment to the Incentive Plan and the Incentive Plan as amended requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock and Series B Preferred Stock of the Company represented and entitled to vote at the Annual Meeting.

     The following description of the Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the Incentive Plan.

Purpose

     The purposes of the Incentive Plan is to (a) provide incentive to officers and key employees of the Company and its affiliates to stimulate their efforts toward our continued success and to operate and manage the business in a manner that will provide for our long-term growth and profitability; (b) encourage stock ownership by our officers and key employees by providing them with a means to acquire a proprietary interest in the Company, acquire shares of stock, or to receive compensation which is based upon appreciation in the value of the stock; and (c) provide a means of obtaining, rewarding and retaining key personnel and consultants.

Stock Incentives

     The Incentive Plan permits us to make awards of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, dividend equivalent rights, performance unit awards and phantom shares.

Eligibility

     All officers, key employees and consultants of the Company and its affiliates designated by the Board of Directors of the Company to participate in the Incentive Plan are eligible to receive stock incentives under the Incentive Plan, except that only an incentive stock option may be granted to an employee of the Company and its subsidiaries. In the case of incentive stock options, the aggregate fair market value of stock underlying stock options intended to meet the requirements of Internal Revenue Code Section 422 that become exercisable during any calendar year under all plans of the Company and its subsidiaries may not exceed $100,000. If the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded will be treated as non-qualified stock option(s).

Available Shares

     The Board of Directors has authorized and reserved 4,000,000 shares of Common Stock for issuance pursuant to stock incentives under the Incentive Plan. During the last fiscal year, the Compensation Committee granted stock options to purchase a total of 1,133,800 shares of Common Stock under the Incentive Plan (and 7,500 shares of Common Stock under the Directors' Plan). If a stock incentive expires, terminates or is cancelled, the unissued shares of Common Stock subject to the stock incentive will again be available under the Incentive Plan.

Administration

     The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has full authority in its discretion to determine the officers and key employees of the Company or its affiliates to whom stock incentives will be granted and the terms and provisions of stock incentives, subject to the Incentive Plan. The Compensation Committee has full and conclusive authority to interpret the Incentive Plan, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, to determine the terms and provisions of the stock incentive agreements, and to make all other determinations necessary or advisable for the proper administration of the Incentive Plan.

General Terms of all Stock Incentives

     The number of shares of Common Stock as to which a stock incentive may be granted will be determined by the Compensation Committee. To the extent required under Section 162(m) of the Internal Revenue Code for compensation to be treated as qualified performance based compensation, the maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any one year period to any employee may not exceed 100,000. Each stock incentive will either be evidenced by a stock incentive agreement or be made subject to the terms of a stock incentive program as the Compensation Committee may determine to be appropriate. Except as to incentive stock options, stock incentives are not transferable or assignable except by will or by the laws of descent and distribution.

Grants of Stock Options

     The Incentive Plan permits the grant of both incentive stock options and non-qualified stock options. Incentive stock options may only be granted to employees of the Company or any subsidiary. With respect to an incentive stock option, options may be made exercisable at a price no less than the fair market value of the Common Stock on the date that the option is awarded. With respect to each grant of an incentive stock option to a participant who is an over 10% owner, the exercise price may not be less than 110% of the fair market value on the date the option is granted.

     The term of incentive stock options granted to a participant who is not an over 10% owner is ten years after the date the option is granted. The term of incentive stock options granted to a participant who is an over 10% owner is five years after the date the option is granted. The term of any non-qualified stock option will be specified in the applicable stock incentive agreement.

     The option price upon exercise may be made in cash or any form or manner authorized by the Compensation Committee in the applicable stock incentive agreement. In its discretion, the Compensation Committee also may authorize Company financing to assist the participant with payment of the exercise price on such terms as may be offered by the Compensation Committee in its discretion.

     Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

Grants of Stock Incentives other than Stock Options

     Stock appreciation rights granted under the Incentive Plan may be granted separately or in connection with another stock incentive. A stock appreciation right entitles the participant to receive the excess of (a) the fair market value of a specified or determinable number of shares of Common Stock at the time of payment or exercise over (b) a specified or determinable price which, in the case of stock appreciation right granted in connection a stock option, may not be less than the exercise price for that number of shares subject to that stock option. The Compensation Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. A stock appreciation right granted in connection with a stock incentive may only be exercised to the extent that the related stock incentive has not been exercised, paid or otherwise settled. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

     Stock awards. The number of shares of Common Stock subject to the stock award and the restrictions and condition on such shares will be as the Compensation Committee determines. The Compensation Committee may require a cash payment from the participant in an amount no greater than the aggregate fair market value of the shares of Common Stock awarded determined at the date of grant in exchange for the grant of a stock award, or may grant a stock award without the requirement of a cash payment.

     Dividend equivalent rights granted under the Incentive Plan entitles the participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Common Stock to Company stockholders of record during the period such rights are effective. The Compensation Committee may impose such restrictions and conditions on any dividend equivalent right as the Compensation Committee in its discretion shall determine. Payment of a dividend equivalent right may be made by the Company in cash or shares of Common Stock (valued at Fair Market Value on the date of payment) or as the Compensation Committee may determine.

     Performance unit awards granted under the Incentive Plan entitles the participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units granted by the Compensation Committee. At the time of the grant, the Compensation Committee will determine the base value of each unit, the number of units subject to a performance unit award, the performance factors applicable to the determination of the ultimate payment value of the performance unit award and the period over which company performance shall be measured. Payment of a performance unit award may be made by the Company in cash or shares of Common Stock (valued at Fair Market Value on the date of payment) or as the Compensation Committee may determine.

     Phantom shares granted under the Incentive Plan entitles the participant to receive, at a specified future date, payment of an amount equal to all or a portion of the fair market value of a specified number of shares of Common Stock at the end of a specified period. At the time of grant, the Compensation Committee will determine the factors which will govern any payment, and any performance criteria that must be satisfied as a condition to payment. Payment in respect of phantom shares may be made by the Company in cash or shares of Common Stock (valued at Fair Market Value on the date of payment) or as the Compensation Committee may determine.

Recapitalizations and Reorganizations

     The Incentive Plan provides for appropriate adjustments of the number and kind of shares to be issued upon exercise of a stock incentive and of the exercise price or payment amount to reflect changes in the capital structure of the corporation, stock splits, recapitalizations, mergers and reorganizations.

Amendment or Termination of the Incentive Plan

     Although the Incentive Plan may be amended by the Board of Directors without stockholder approval, the Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

Benefits to Named Executive Officers and Others

     The following table sets forth information regarding stock incentives granted made under the Incentive Plan during fiscal years 1999 and 2000 to each of the Named Executives, all persons who serve as executive officers of the Company as a group, and all persons who are employees of the Company as a group.

                                                                 Number of                Number of
                                                          Stock Options Granted      Stock Options Granted
                   Name and Position                       in Fiscal Year 2001        in Fiscal Year 2000
                                                         -----------------------    ------------------------
Andreas Eder                                                     600,000(1)                80,000
  Chairman, President and Chief Executive Officer;
  Member of the Management Board of Cybernet AG

Bernd Buchholz                                                   200,000                   80,000
  Former Executive Vice President for Sales and
  Marketing

Paolo V. Di Fraia                                                600,000(1)               280,000
  Director, Chief Financial Officer; Managing Director
  - Italy

Eckhard Freund                                                       0                     50,000
  Vice President of Operations

Robert Fratarcangelo                                              35,000(2)                 2,500
  Secretary and Director

Tristan Libischer                                                    0                        0
  Director

Robert Eckert                                                        0                        0
  Former Chief Financial Officer and Treasurer

Alessandro Giacalone                                                 0                        0
  Former Director and Chief Operating Officer

       All Executive Officers as a Group                       1,435,000                  492,500

Hubert Besner                                                     35,000(2)                 2,500
  Director

G.W. Norman Wareham                                                5,000                    2,500
  Former Director

       All Non-Executive Directors as a Group                     40,000                    5,000

       All Non-Executive Employees as a Group                   [______]                  643,800

(1) Includes 400,000 stock options granted on December 4, 2001. These stock options are exercisable into shares of Common Stock at an exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.

(2) Includes 30,000 stock options granted on December 4, 2001. These stock options are exercisable into shares of Common Stock at and exercise price per share of $0.56 and are exercisable only in the event that the Company reaches the following milestones by January 31, 2002: (i) the Company successfully eliminates 85% of its current debt, and (ii) the Company achieves a minimum of 10,000,000 (Euro) in operating funds.


Federal Income Tax Consequences for United States Persons

     Incentive Stock Options. An optionee who is a U.S. person will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be a long-term capital gain, and the Company will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it prior to the expiration of the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

     Non-Qualified Stock Options. An optionee who is a U.S. person will not recognize income upon the grant of a non-qualified stock option under the Incentive Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and the Company will then entitled to a corresponding deduction. At that time, the Company will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of the Company to remit in cash to the Company an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

     A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

     Other Stock Incentives. A participant who is a U.S. person will not recognize income upon the grant of certain equity incentive such as a stock appreciation right, dividend equivalent right, performance unit award or phantom share. Generally, at the time a participant receives payment under any equity incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

     A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects a the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income a that time and the Company also will be entitled to a corresponding deduction at that time.

     The foregoing is a summary discussion of certain U.S. Federal income tax consequences to certain participants under the Internal Revenue Code and should not be construed as legal, tax or investment advice. All Incentive Plan participants should consult their own tax advisors as to the specific tax consequences applicable to them, including federal, state, local and foreign tax laws.

Stockholder Approval

     The Board of Directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the Incentive Plan.

             The Board of Directors recommends that you vote "FOR"
            the approval of the Cybernet 1998 Stock Incentive Plan.

                                   PROPOSAL 3

                                 RATIFICATION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young Deutsche Allgemeine Treuhand AG served as the Company's independent auditors for the fiscal years ended December 31, 1999 and December 31, 2000. The Company has approved and engaged Ernst & Young Deutsche Allgemeine Treuhand AG to serve as the Company's auditors for fiscal year ending December 31, 2001. [Representatives of Ernst & Young Deutsche Allgemeine Treuhand AG are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.]

            The Board of Directors recommends that you vote "FOR" the
          ratification of Ernst & Young Deutsche Allgemeine Treuhand AG
                    as the Company's independent accountants.

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Stockholders who wish to submit a proposal for consideration at the 2002 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. A proponent of a proposal is required to have been a record or beneficial owner of at least 1% or $2,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 2002 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Proposals must be received by the Company on or before March 1, 2002 for inclusion in next year's proxy materials. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act.

                           INCORPORATION BY REFERENCE

     We have incorporated by reference the financial statements and related disclosures contained in the Form 10-K filed with the SEC on April 2, 2001 and the Form 10-Q filed with the SEC on May 14, 2001. The Annual Report to Shareholders for 2000 is included with this Proxy Statement and contains the financial statements and related disclosures of the Form 10-K. A copy of the Form 10-Q for the period ending September 30, 2001 is also included in the same package as this Proxy Statement.

                                  OTHER MATTERS

     The Board of Directors does not intend to present any matter of business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

                                      By Order of the Board of Directors

                                      /s/ Andreas Eder
                                      Andreas Eder
                                      President and Chief Executive Officer

Munich, Germany
January 11, 2002

Your Board urges you not to return any YELLOW proxy cards solicited from you. If
                     ---
you have previously returned any such proxy card you have every right to change your vote. Simply sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not you previously returned the YELLOW proxy card.

                  CYBERNET INTERNET SERVICES INERNATIONAL, INC.
                                      PROXY

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 28, 2002


         The undersigned stockholder of Cybernet Internet Services International, Inc. (the "Company") hereby appoints Mr. Andreas Eder and Dr. Hubert Besner as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Meeting") to be held at the Kuenstlerhaus Muenchen, Lenbachplatz 8, Munich, Germany on Thursday, February 28, 2002 at 11:00 a.m., local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Meeting and the Proxy Statement relating to the Meeting (the "Proxy Statement"), receipt of which is hereby acknowledged.

PROPOSAL 1: To elect the Class B director nominee and Class C director nominees listed at right:

Class B Nominee:           Mr. Cabot R. Caskie

Class C Nominees:          Mr. Andreas Eder
                           Mr. Paolo di Fraia

-------  FOR all nominees                   -------  WITHHOLD authority to
         listed above (except as                     vote for all nominees
         indicated to the                            listed at right.
         contrary below).


INSTRUCTION: To withhold authority for any individual nominee, mark "FOR" above, and write that nominee's name in the space below:

--------------------------------------------------------------------------------

PROPOSAL 2:       To approve the Cybernet 1998 Stock Incentive Plan:


_______ FOR            ______ AGAINST        _______ ABSTAIN

PROPOSAL 3: To ratify the appointment of Ernst & Young Deutsche Allemeine Treuhand AG as corporate auditors for the 2000 and 2001 calendar years:

_______ FOR         ______ AGAINST          _______ ABSTAIN


Your Board recommends a vote FOR proposals 1, 2 and 3. This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposal 1, Proposal 2, and Proposal 3.

Discretionary authority is hereby conferred as to all other matters which may come before the meeting.

Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE


Dated: _________________, 2002
(Be sure to date your Proxy)

-----------------------------------------
Name(s) of Stockholder(s)

-----------------------------------------
Signature(s) of Stockholder(s)

NOTE: If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.